Exhibit 99.1

Investor Relations:	Andrew Greenebaum Addo Investor Relations investors@skx.com
Press:	Jennifer Clay Vice President, Corporate Communications SKECHERS U.S.A., Inc. (310) 318-3100

SKECHERS ANNOUNCES RECORD SECOND QUARTER 2021 SALES OF $1.66 BILLION AND DILUTED EARNINGS PER SHARE OF $0.88

LOS ANGELES, CA. – July 22, 2021 – SKECHERS U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the second quarter ended June 30, 2021.

Second Quarter Highlights

•	Record quarterly sales of $1.66 billion, an increase of 127.3% year-over-year, and 31.7% over the second quarter of 2019
•	Domestic Wholesale sales grew 205.7%
•	Direct-to-Consumer sales grew 137.8%
•	Record quarterly diluted earnings per share of $0.88
•	Fully repaid $452.5 million revolving credit facility

“Skechers second quarter financial results exceeded expectations as we achieved record quarterly sales of over $1.6 billion, a 127.3% increase over the same period in 2020, and 31.7% increase over 2019,” stated David Weinberg, Chief Operating Officer of Skechers. “This growth, along with both record gross margin of 51.2% and record quarterly diluted earnings per share of $0.88, was the result of triple-digit improvements in both our domestic and international businesses compared to second quarter 2020, and over 30% as compared to the second quarter of 2019. We accomplished these financial results even as we continued to face COVID-19 related challenges including delayed shipments and port constraints as well as temporary store closures in some key markets, including India, Canada, and parts of Europe and South America. With a higher average selling price and significantly more units sold, we saw sales increases of 205.7% in Domestic Wholesale, 137.8% in Direct-to-Consumer, and 94.8% in International Wholesale over the second quarter of 2020. As consumers began returning to a more normal lifestyle in many markets, demand increased for our comfort technology products, including in North America, across Europe, and in China, which achieved double-digit gains over both 2020 and 2019. Looking to the remainder of the year and into the next year, we remain confident in the strength of our brand and the relevance of our distinct product offering.”

“Innovation and developing footwear technology has been a significant part of Skechers’ DNA for much of our history – from our durable occupational footwear made to last, to the lightweight cushioning and performance materials for our first generation Skechers GO RUN and Skechers GO WALK lines, to features that deliver comfort in every pair. Other features and products like our Skechers Air-Cooled Memory Foam Technology and more recently our growing recycled collection called Our Planet Matters exemplify this,” began Robert Greenberg, Chief Executive Officer of Skechers. “Our core product philosophy of comfort, style, innovation and quality at the right price has resonated with consumers during the pandemic, and as we emerge from it. Consumers are embracing a more relaxed lifestyle and want to incorporate comfort into their work and weekend wear. To communicate that Skechers is The Comfort Technology Company, we delivered new campaigns for men, women and kids that highlighted this key message. In the second quarter, our multi-platform approach included traditional television, outdoor, print and online in global markets. Our strategic approach to marketing created awareness, drove sales and resulted in our record revenues. Our intention is to continue innovating and improving our comfort technologies to deliver fresh new product in the coming seasons.”

Second Quarter 2021 Financial Results

	Three Months Ended
	June 30,		Change
(in millions, except per share data)	2021	2020	$	%
Sales	$1,657.8	$729.5	$928.3	127.3
Gross profit	849.5	368.6	480.9	130.5
Gross margin	51.2%	50.5%		72	bps
SG&A expenses	652.4	432.1	220.3	51.0
As a % of sales	39.4%	59.2%		(1,988	) bps
Earnings (loss) from operations	201.2	(61.0)	262.2	429.8
Operating margin	12.1%	(8.4)%		2,050	bps
Net earnings (loss)	137.4	(68.1)	205.5	301.8
Diluted earnings (loss) per share	$0.88	$(0.44)	$1.32	300.0

Second quarter sales increased 127.3% as a result of a 147.3% increase in domestic sales and a 113.7% increase in international sales. Domestic and international growth was driven by increases in both wholesale and direct-to-consumer, as COVID-19 restrictions eased over the prior year. On a constant currency basis, the Company’s total sales increased 117.5%.

Sales grew across all segments with increases to Domestic Wholesale of 205.7%, International Wholesale of 94.8%, and Direct-to-Consumer of 137.8%. Improvements in Domestic Wholesale were the result of higher unit sales volume. International Wholesale increases were driven by 150.2% growth in our European subsidiaries, led by the United Kingdom and Germany, 50.9% growth in China, and 122.3% growth in Distributor sales. Improvements in Direct-to-Consumer sales resulted from growth across both domestic and international retail stores, slightly offset by declines in domestic e-commerce sales. Direct-to-Consumer comparable same store sales increased 109.2%, driven by an increase of 95.6% domestically and 165.2% internationally.

Gross margin increased 72 basis points to 51.2% primarily driven by increased Direct-to-Consumer gross margins, resulting from higher average selling prices and reduced promotional activity. Higher average selling prices were partially offset by the unfavorable channel mix impact from lower domestic e-commerce sales and higher Domestic Wholesale sales.

SG&A increased $220.3 million, or 51.0%. Selling expenses increased by $72.2 million, or 119.9%, due to higher global advertising costs. General and administrative increased by $148.0 million, or 39.8%. The increase was primarily the result of higher incentive compensation and labor costs as well as higher global warehouse and distribution expenses.

Earnings from operations increased $262.2 million to $201.2 million.

Net earnings were $137.4 million and diluted earnings per share were $0.88.

In the second quarter, the Company’s effective income tax rate was 20.4%.

“Our record second quarter results reflect the outstanding execution of our long-term growth strategy. Led by our comfort technology products and resonant brand, we continued to expand globally and further our direct-to-consumer presence,” stated John Vandemore, Chief Financial Officer of Skechers. “The result was evident in growth across our segments and record profitability and is a testament to the prudence of the infrastructure investments we have made and are continuing to make to support our brand and our strategy. These factors coupled with the strength of our balance sheet, give us abundant confidence that Skechers remains poised to continue growing long into the future.”

Six Month 2021 Financial Results

	Six Months Ended
	June 30,		Change
(in millions, except per share data)	2021	2020	$	%
Sales	$3,086.2	$1,971.8	$1,114.4	56.5
Gross profit	1,529.1	916.2	612.9	66.9
Gross margin	49.5%	46.5%		308	bps
SG&A expenses	1,180.4	940.2	240.2	25.5
As a % of sales	38.2%	47.7%		(943	) bps
Earnings (loss) from operations	358.9	(16.2)	375.1	2,315.4
Operating margin	11.6%	(0.8)%		1,245	bps
Net earnings (loss)	235.9	(19.0)	254.9	1,341.6
Diluted earnings (loss) per share	$1.51	$(0.12)	$1.63	1,358.3

Year to date sales increased 56.5%. Year to date domestic and international sales each grew 56.5% with the largest contribution derived from International Wholesale growth. On a constant currency basis, the Company’s total sales increased 50.9%.

Sales grew across all segments with increases to Domestic Wholesale of 52.2%, International Wholesale of 52.3%, and Direct-to-Consumer of 69.0%. Improvements in Domestic Wholesale were the result of higher unit sales volume. Improvements in International Wholesale were the result of growth in China of 88.4% and Europe of 32.9%. Direct-to-Consumer comparable same store sales increased 54.8%, driven by an increase of 59.4% domestically and 40.8% internationally.

Gross margin increased 308 basis points to 49.5% primarily driven by increased gross margins in the Direct-to-Consumer segment, which was the result of increased average selling prices and reduced promotional activity.

SG&A increased by $240.2 million or 25.5%. Selling expenses increased by $83.4 million or 62.1%, primarily due to higher global advertising costs. General and administrative increased by $156.7 million or 19.4%, primarily due to higher incentive compensation and labor costs as well as higher global warehouse and distribution expenses.

Earnings from operations were $358.9 million, an increase of $375.1 million compared to a loss of $16.2 million in the prior-year period.

Net earnings were $235.9 million and diluted earnings per share were $1.51.

The Company’s effective income tax rate was 20.3%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.32 billion, a decrease of $258.5 million, or 16.4% from December 31, 2020. The Company repaid $452.5 million on its revolving credit facility in the second quarter.

Total inventory was $1.06 billion, an increase of $40.5 million or 4.0% from December 31, 2020. Increased inventory levels primarily reflect growth in the International Wholesale segment.

Outlook

For the fiscal year 2021, the Company believes it will achieve sales between $6.15 billion and $6.25 billion and diluted earnings per share of between $2.55 and $2.65. Further, the Company believes that for the third quarter of 2021, it will achieve sales between $1.60 billion and $1.65 billion and diluted earnings per share of between $0.70 and $0.75.

Store Count

	Number of Store Locations as of			Number of Store Locations as of
	December 31, 2020	Opened	Closed(1)	June 30, 2021
Domestic stores	523	12	(23)	512
International stores	331	13	(5)	339
Joint venture stores	467	67	(52)	482
Distributor, licensee and franchise stores	2,570	260	(106)	2,724
Total Skechers stores	3,891	352	(186)	4,057
(1)	Does not reflect temporary closures due to the COVID-19 pandemic.

Certain Non-GAAP Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we use the non-GAAP financial measures presented to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance consistent with how management evaluates the Company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP financial measures are presented below.

Second Quarter 2021 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its second quarter 2021 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning July 22, 2021 at 7:30 p.m. ET, through August 5, 2021, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13721146.

About SKECHERS U.S.A., Inc.

Skechers, The Comfort Technology Company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in the United States and over 170 countries and territories via department and specialty stores, and direct to consumers through 4,057 Company and third-party-owned retail stores and e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter, and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2020 and its quarterly report on Form 10-Q for the three months ended March 31, 2021. More specifically, the COVID-19 pandemic has had and may continue to have a significant impact on Skechers’ business, financial conditions, cash flow and results of operations. Forward-looking statements with respect to the COVID-19 pandemic include, without limitation, Skechers’ plans in response to this pandemic. At this time, there is significant uncertainty about the COVID-19 pandemic, including without limitation, (i) the duration and extent of the impact of the pandemic, (ii) governmental responses to the pandemic, including how such responses could impact Skechers’ business and operations, as well as the operations of its factories and other business partners, (iii) the effectiveness of Skechers’ actions taken in response to these risks, and (iv) Skechers’ ability to effectively and timely adjust its plans in response to the rapidly changing retail and economic environment. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of June 30,	As of December 31,
(in thousands)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$1,091,355	$1,370,826
Short-term investments	107,626	100,767
Trade accounts receivable, net	778,216	619,800
Other receivables	66,298	69,222
Total receivables	844,514	689,022
Inventory	1,057,284	1,016,774
Prepaid expenses and other current assets	145,256	166,962
Total current assets	3,246,035	3,344,351
Property, plant and equipment, net	1,026,777	935,441
Operating lease right-of-use assets	1,134,145	1,171,521
Deferred tax assets	61,276	63,884
Long-term investments	122,542	108,412
Goodwill	93,497	93,497
Other assets, net	80,459	95,263
Total non-current assets	2,518,696	2,468,018
TOTAL ASSETS	$5,764,731	$5,812,369
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$831,910	$744,077
Operating lease liabilities	214,271	204,370
Accrued expenses	248,996	208,712
Current installments of long-term borrowings	42,547	52,250
Short-term borrowings	575	3,297
Total current liabilities	1,338,299	1,212,706
Long-term borrowings, excluding current installments	268,913	679,415
Long-term operating lease liabilities	1,015,754	1,065,069
Deferred tax liabilities	10,421	11,439
Other long-term liabilities	117,240	118,077
Total non-current liabilities	1,412,328	1,874,000
Total liabilities	2,750,627	3,086,706
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	135	134
Class B Common Stock	21	21
Additional paid-in capital	395,951	372,165
Accumulated other comprehensive loss	(34,990)	(27,285)
Retained earnings	2,372,342	2,136,400
Skechers U.S.A., Inc. equity	2,733,459	2,481,435
Noncontrolling interests	280,645	244,228
Total stockholders' equity	3,014,104	2,725,663
TOTAL LIABILITIES AND EQUITY	$5,764,731	$5,812,369

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Sales	$1,657,773	$729,472	$3,086,191	$1,971,817
Cost of sales	808,280	360,906	1,557,075	1,055,583
Gross profit	849,493	368,566	1,529,116	916,234
Royalty income	4,098	2,596	10,135	7,844
	853,591	371,162	1,539,251	924,078
Operating expenses:
Selling	132,448	60,240	217,744	134,295
General and administrative	519,934	371,893	962,629	805,944
Selling, general and administrative	652,382	432,133	1,180,373	940,239
Earnings (loss) from operations	201,209	(60,971)	358,878	(16,161)
Other income (expense)
Interest income	909	1,547	1,704	3,854
Interest expense	(3,417)	(4,804)	(7,530)	(6,785)
Other, net	4,666	4,704	(6,190)	8,157
Total other income (expense)	2,158	1,447	(12,016)	5,226
Earnings (loss) before income taxes	203,367	(59,524)	346,862	(10,935)
Income tax expense (benefit)	41,544	(4,307)	70,530	3,122
Net earnings (loss)	161,823	(55,217)	276,332	(14,057)
Less: Net earnings attributable to noncontrolling interest	24,454	12,880	40,390	4,939
Net earnings (loss) attributable to Skechers U.S.A. Inc.	$137,369	$(68,097)	$235,942	$(18,996)
Net earnings (loss) per share attributable to Skechers U.S.A. Inc.
Basic	$0.88	$(0.44)	$1.52	$(0.12)
Diluted	$0.88	$(0.44)	$1.51	$(0.12)
Weighted-average shares used in calculating net earnings (loss) per share attributable to Skechers U.S.A. Inc.
Basic	155,561	154,138	155,196	153,849
Diluted	156,674	154,138	156,321	153,849

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended June 30,		Change
(in millions)	2021	2020	$	%
Domestic Wholesale
Sales	$399.7	$130.7	269.0	205.7
Gross margin	38.8%	38.6%		26	bps
International Wholesale
Sales	$750.2	$385.2	365.0	94.8
Gross margin	46.5%	46.8%		(32	) bps
Direct-to-Consumer
Sales	$507.9	$213.6	294.3	137.8
Gross margin	68.0%	64.5%		350	bps
Total
Sales	$1,657.8	$729.5	928.3	127.3
Gross margin	51.2%	50.5%		72	bps

	Six Months Ended June 30,		Change
(in millions)	2021	2020	$	%
Domestic Wholesale
Sales	$774.3	$508.7	265.6	52.2
Gross margin	38.1%	38.5%		(36	)bps
International Wholesale
Sales	$1,462.4	$960.4	502.0	52.3
Gross margin	45.8%	43.8%		198	bps
Direct-to-Consumer
Sales	$849.5	$502.7	346.8	69.0
Gross margin	66.4%	59.6%		682	bps
Total
Sales	$3,086.2	$1,971.8	1,114.4	56.5
Gross margin	49.5%	46.5%		308	bps

SKECHERS U.S.A., INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Earnings and Adjusted Diluted Earnings Per Share

We believe that Adjusted Earnings and Adjusted Diluted Earnings Per Share provide meaningful supplemental information to investors in evaluating our business performance for the three and six months ended June 30, 2021. Adjusted Earnings and Adjusted Diluted Earnings Per Share are not measures of financial performance under GAAP and should be considered in addition to, and not a substitute for, Net Earnings and Diluted Net Earnings Per Share which are the most comparable GAAP measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies.

Constant Currency Adjustment

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended June 30,
	2021			2020	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$1,657.8	$(71.3)	$1,586.5	$729.5	857.0	117.5
Cost of sales	808.3	(37.7)	770.6	360.9	409.7	113.5
Gross profit	$849.5	$(33.6)	$815.9	$368.6	447.3	121.4
Royalty income	4.1	(0.4)	3.7	2.6	1.1	42.3
SG&A expenses	652.4	(22.2)	630.2	432.1	198.1	45.8
Earnings (loss) from operations	$201.2	$(11.8)	$189.4	$(60.9)	250.3	411.0
Other income (expense)	2.2	(4.8)	(2.6)	1.4	(4.0)	(285.7)
Income tax (benefit) expense	41.5	(1.5)	40.0	(4.3)	44.3	1,030.2
Less: Noncontrolling interests	24.5	(2.4)	22.1	12.9	9.2	71.3
Net earnings (loss)	$137.4	$(12.7)	$124.7	$(68.1)	192.8	283.1
Diluted earnings (loss) per share	$0.88	$(0.08)	$0.80	$(0.44)	1.24	281.8

	Six Months Ended June 30,
	2021			2020	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$3,086.2	$(111.6)	$2,974.6	$1,971.8	1,002.8	50.9
Cost of sales	1,557.1	(61.9)	1,495.2	1,055.6	439.6	41.6
Gross profit	$1,529.1	$(49.7)	$1,479.4	$916.2	563.2	61.5
Royalty income	10.2	(0.9)	9.3	7.8	1.5	19.2
SG&A expenses	1,180.4	(33.5)	1,146.9	940.2	206.7	22.0
Earnings (loss) from operations	$358.9	$(17.1)	$341.8	$(16.2)	358.0	2,209.9
Other income (expense)	(12.1)	5.8	(6.3)	5.2	(11.5)	(221.2)
Income tax expense	70.5	(2.5)	68.0	3.1	64.9	2,093.5
Less: Noncontrolling interests	40.4	(3.5)	36.9	4.9	32.0	653.1
Net earnings (loss)	$235.9	$(5.3)	$230.6	$(19.0)	249.6	1,313.7
Diluted earnings (loss) per share	$1.51	$(0.03)	$1.48	$(0.12)	1.60	1,333.3